Exhibit 10.18

Addendum Agreement with “Shopping Guide” (Industry Economy Review) on biweekly publication

Our subordinate “Shopping Guide” (Economy Review) signed a three-year “Advertisement operating agency agreement” with Xinyu Xingbang Information Industry Company Limited on June 29, 2012. The Economy Review was originally a weekly magazine. Due to the objective reason of Press, both parties agreed to switch the publication to biweekly. The first year’s agency fee coverage will be extended  with half more year to December 31, 2013. Xinyu Xingbang Information Industry Company Limited takes responsibility of the expense generating from operating which includes printing and papers and are remaining the same. Upon the ending agency period, any further continuation with Xinyu Xingbang Information Industry Company Limited will be judged base on the situation. In addition, the original three-year contract period will be amended to one and a half year with the ending date of December 31, 2013.

This memorandum serves as an addendum to the original advertisement operating agency agreement between the Press and Xinyu Xingbang Information Industry Company Limited. They both have the same legal force.

Shopping Guide Publication

March 6, 2013